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EXHIBIT 99.01

FOR IMMEDIATE RELEASE

Contact:

Maureen O'Connell (media)
Exodus Communications, Inc.
(408) 346-2218
maureen.oconnell@exodus.net

Damon Wright (investors)
Allen & Caron, Inc., for Exodus
(949) 474-4300
damon@allencaron.com


EXODUS COMMUNICATIONS, INC. ANNOUNCES PROPOSED PRIVATE OFFERING OF SENIOR NOTES


SANTA CLARA, California, June 20, 2000 - Exodus Communications(TM), Inc. (Nasdaq: EXDS) today announced that it intends, subject to market and other conditions, to raise a total of $600 million gross proceeds through a private offering of senior notes.

The private offering of senior notes will be within the United States to qualified institutional buyers and outside the United States to certain non-U.S. investors. Exodus(R) stated that it intends to use the net proceeds of the senior note offering to finance the purchase of assets or businesses to be used in its business of providing sophisticated system and network solutions for
enterprises with mission-critical Internet operations.   The senior notes are
expected to have a ten-year term, and interest would be paid semi-annually in cash. A portion of the senior notes is expected to be denominated in Euros.

The securities have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

                                . . .  end . . .

Exodus and Exodus Communications are trademarks of Exodus Communications, Inc. and may be registered in certain jurisdictions.